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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): MAY 23, 1996

                           DELL COMPUTER CORPORATION
             (Exact name of registrant as specified in its charter)

        DELAWARE                                     0-17017                                      74-2487834
(State or other jurisdiction                       (Commission                                 (I.R.S. Employer
    of incorporation)                              File Number)                             Identification Number)

2214 WEST BRAKER LANE, SUITE D, AUSTIN, TEXAS                                                     78758-4053
  (Address of principal executive offices)                                                        (Zip Code)

       Registrant's telephone number, including area code: (512) 338-4400

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report)
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ITEM 5 - OTHER EVENTS

         On May 23, 1996, the Company commenced a cash tender offer for any and all $100 million principal amount of its 11% Senior Notes Due August 15, 2000
(the "Notes") at a purchase price determined by reference to a fixed spread of 0.90% over the yield to maturity of the United States Treasury 5.875% Notes due
August 15, 1998 (the earliest date on which the Notes may be redeemed by the Company in accordance with their terms) at 3:30 p.m., New York City time, on June 7, 1996, plus accrued and unpaid interest to (but excluding) the date of payment of such purchase price.

        The tender offer will expire at 12:00 p.m., New York City time, on June
21, 1996, unless it is extended or earlier terminated. Notes purchased pursuant to the tender offer will be paid for in immediately available funds on the third business day after the expiration of the tender offer (or as soon as possible thereafter). Assuming the tender offer expires as described above, it is expected that the purchase price will be paid on June 26, 1996. The Company will purchase the Notes using currently available cash.

         The retirement of the Notes prior to their maturity would result in a one-time after-tax extraordinary charge against earnings of approximately $12 million, assuming all of the outstanding Notes are purchased upon consummation of the tender offer.

         The Company's press release announcing the commencement of the tender offer is filed as Exhibit 99 to this Report.

ITEM 7 - FINANCIAL STATEMENTS AND EXHIBITS

(c)    Exhibits

    99        Press Release, dated May 23, 1996, issued by the Company.





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                                   SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        DELL COMPUTER CORPORATION

Date: May 23, 1996                      By:  /s/ ALEX C. SMITH
                                             ---------------------------------
                                             Alex C. Smith,
                                             Vice President, Treasurer





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                               INDEX TO EXHIBITS

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
EXHIBIT NO.
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
   99       Press Release, dated May 23, 1996, issued by the Company





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